EXHIBIT 6

AMENDMENT TO PLEDGE AGREEMENT

THIS AMENDMENT TO PLEDGE AGREEMENT is dated as of August 30, 2016 (this “Amendment”) and is made by and between SNBL U.S.A. Ltd., a Washington corporation (“SNBL USA”), and The Kagoshima Bank, Ltd. (“Lender”).

WHEREAS, on May 30, 2016, the Lender made one or more loans to Borrower in an aggregate amount not to exceed One Billion Nine Hundred Million Japanese Yen (¥1,900,000,000) (the “Existing Loan”), evidenced by that certain Loan Agreement dated as of May 30, 2016 made by the Borrower and payable to the order of Lender;

WHEREAS, Lender and SNBL USA are party to a Stock Pledge Agreement dated May 30, 2016, pursuant to which SNBL USA pledged all of its shares of stock issued by WaVe Life Sciences Pte. Ltd., a Singapore company, and certain other collateral to Lender to secure the Existing Loan (the “Pledge Agreement”);

WHEREAS, on or about the date hereof, the Lender intends to make a new loan to Borrower in the principal amount of Eight Hundred Million Japanese Yen (¥800,000,000) (the “New Loan” and together with the Existing Loan, the “Loans”) and the parties hereto intend that the Collateral (as defined in the Pledge Agreement) secure the payment and performance of the New Loan; and

WHEREAS, SNBL USA and Lender desire to amend the Pledge Agreement to provide that the pledge secures the New Loan.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1. Amendment to Pledge Agreement. The following amendments are made to the Pledge Agreement:

(a) Section 3. Section 3 of the Pledge Agreement is hereby amended and restated as follows:

“3. Secured Obligations. The Collateral secures the due and prompt payment and performance of:

(a) the obligations of the Pledgor from time to time arising under Loan Agreement by and between Borrower and Lender in the original principal amount of Eight Hundred Million Japanese Yen (¥800,000,000), dated as of August 30, 2016 (the “New Loan Agreement”), the Loan Agreement, the Guaranty, this Agreement or otherwise with respect to the due and prompt payment of (i) the principal of and premium, if any, and interest on the Loans (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, attorneys’ fees and disbursements, reimbursement obligations, contract causes of action, expenses and indemnities, whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Pledgor under or in respect of the New Loan Agreement, the Loan Agreement, the Guaranty and this Agreement; and

(b) all other covenants, duties, debts, obligations and liabilities of any kind of the Pledgor under or in respect of the New Loan Agreement, the Loan Agreement, the Guaranty, this Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether evidenced by a note or other writing, whether allowed in any bankruptcy, insolvency, receivership or other similar proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (all such obligations, covenants, duties, debts, liabilities, sums and expenses set forth in Section 3 being herein collectively called the “Secured Obligations”).”.

(b) Section 12(a). Section 12(a) of the Pledge Agreement is hereby amended and restated as follows:

“(a) (i) Shin Nippon Biomedical Laboratories, Ltd. fails to make any payment when due under the Loan Agreement or the New Loan Agreement or (ii) another “Event of Default” occurs under the Loan Agreement as such term is defined in Article 6 of the Loan Agreement or another “Event of Default” occurs under the New Loan Agreement (as such term is defined in the New Loan Agreement), or;”.

2. Confirmation. SNBL USA hereby confirms and ratifies its obligations under, and the enforceability of, the Pledge Agreement (including without limitation the security interest granted under the Pledge Agreement upon and after the effectiveness of this Amendment) in accordance with its terms.

3. Representations and Warranties. SNBL USA represents and warrants to the Lender that the representations and warranties made by it in the Pledge Agreement are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date in which case such representations and warranties are true and correct as of such earlier date.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or by .pdf shall be effective as delivery of a manually executed counterpart of this Amendment.

5. Governing Law. The validity, performance, construction, interpretation, and effect of this Amendment and any of the transaction contemplated hereby, shall be governed by and construed in accordance with the internal laws of the State of Washington (excluding its laws relating to conflicts of law.

6. Severability. Wherever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

7. References. All references in any of the Loan Documents to the “Pledge Agreement” shall mean the Pledge Agreement, as amended hereby.

8. CONSENT TO JURISDICTION; SERVICE OF PROCESS. SNBL USA AGREES THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AMENDMENT MAY BE COMMENCED IN THE DISTRICT COURT OF THE UNITED STATES IN THE WESTERN DISTRICT OF WASHINGTON, AND SNBL USA WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO SNBL USA,, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF WASHINGTON OR THE UNITED STATES.

9. WAIVER OF JURY TRIAL. This section contains a jury waiver, arbitration clause, and a class action waiver. READ IT CAREFULLY. As permitted by applicable law, SNBL USA waive its respective rights to a trial before a jury in connection with any claim, dispute, or controversy arises between us with respect to this Amendment, related agreements (all of the foregoing, a “Dispute”), and Disputes shall be resolved by a judge sitting without a jury. If a court determines that this provision is not enforceable for any reason and at any time prior to trial of the Dispute, but not later than 30 days after entry of the order determining this provision is unenforceable, any party shall be entitled to move the court for an order compelling arbitration and staying or dismissing such litigation pending arbitration.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Pledge Agreement to be duly executed as of the day and year first above written.

THE KAGOSHIMA BANK, LTD.

By:	/s/ Koumei Nakamoto
Name: Koumei Nakamoto
Title: Managing Executive Officer

SNBL U.S.A., LTD.

By:	/s/ Hideshi Tsusaki
Name: Hideshi Tsusaki
Title: President and CEO

Amendment to Pledge Agreement